As filed with the Securities and Exchange Commission on December __, 2012

Registration No. 333-_________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CD INTERNATIONAL ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Florida	13-3876100
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

431 Fairway Drive, Suite 200, Deerfield Beach, Florida	33441
(Address of Principal Executive Offices)	(Zip Code)

CD International Enterprises, Inc. 2008 Executive Stock Incentive Plan, as Amended CD International Enterprises, Inc. 2008 Non-Executive Stock Incentive Plan, as Amended
(Full title of plan)
__________________________________

Yuejian (James) Wang
Chief Executive Officer
CD International Enterprises, Inc.
431 Fairway Drive, Suite 200
Deerfield Beach, Florida  33441
(Name and address of agent for service)

(954) 363-7333
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

__________________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.0001 per share (2)	1,500,000	$0.12	$180,000	$24.55
Common stock, par value $0.0001 per share (3)	1,500,000	$0.12	$180,000	$24.55
Total	3,000,000		360,000	49.10

(1)  Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant's common stock as reported on December 17, 2012 in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended.

(2)  This registration statement covers 1,500,000 additional shares of the Registrant's common stock which have been authorized for issuance under the CD International Enterprises, Inc. 2008 Executive Stock Incentive Plan, as amended (the “2008 Executive Plan”). To the extent permitted by Rule 416, this registration statement also covers such additional number of shares of common stock as may be issuable as a result of the anti-dilution provisions of the options granted under the 2008 Executive Plan in the event of stock splits, stock dividends or similar transactions.

(3)  This registration statement covers 1,500,000 additional shares of the Registrant's common stock which have been authorized for issuance under the CD International Enterprises, Inc. 2008 Non-Executive Stock Incentive Plan, as amended (the “2008 Non-Executive Plan”). To the extent permitted by Rule 416, this registration statement also covers such additional number of shares of common stock as may be issuable as a result of the anti-dilution provisions of the options granted under the 2008 Non-Executive Plan in the event of stock splits, stock dividends or similar transactions.

EXPLANATORY NOTE

This registration statement on Form S-8 of CD International Enterprises, Inc. relates to:

•           1,500,000 shares of common stock, par value $0.0001 per share, issuable under the 2008 Executive Plan, which such shares are in addition to the 1,000,000 shares of common stock registered by us on a registration statement on Form S-8, filed with the Securities and Exchange Commission on February 19, 2010 (File No. 333-164996) (the “Prior 2010 Registration Statement”), and

•           1,500,000 shares of common stock, par value $0.0001 per share, issuable under the 2008 Non-Executive Plan, which such shares are in addition to the 3,000,000 shares of common stock registered by us on a registration statement on Form S-8, filed with the Securities and Exchange Commission on December 8, 2008 (File No. 333-155907) (the “Prior 2008 Executive Plan Registration Statement”).

We refer to the Prior 2010 Registration Statement and the Prior 2008 Registration Statement collectively as the “Prior Registration Statements” and the 2008 Executive Plan and the 2008 Non-Executive Plan as the “Plans.”

In August 2011 at the annual meeting of our shareholders our shareholders approved amendments to the 2008 Executive Plan and 2008 Non-Executive Plan increasing the maximum number of shares of our common stock available for issuance under each of these plans by 1,500,000 shares.

        This registration statement relates to the same class as those to which the Prior Registration Statements relates and is filed pursuant to Instruction E of the General Instructions to Form S-8 regarding registration of additional securities. Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statements, to the extent relating to the registration of shares of common stock under the Plans and except as otherwise set forth in this registration statement, are incorporated by reference herein.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 8.                                Exhibits.

Exhibit No.	Description
4.1
CD International Enterprises, Inc. 2008 Executive Stock Incentive Plan, as amended (Incorporated by reference to Annex A to the Proxy Statement as filed with the Securities and Exchange Commission on April 18, 2012).

4.2
CD International Enterprises, Inc. 2008 Non-Executive Stock Incentive Plan, as amended (Incorporated by reference to Annex B to the Proxy Statement as filed with the Securities and Exchange Commission on April 18, 2012).

5.1	Opinion of Pearlman Schneider LLP*
23.1	Consent of Sherb & Co., LLP*
23.1	Consent of Pearlman Schneider LLP (included in Exhibit 5.1 hereof)

*           Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield Beach, State of Florida on December 19, 2012.

CD International Enterprises, Inc.

By: /s/ Yuejian (James) Wang
Yuejian (James) Wang, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Yuejian (James) Wang his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yuejian (James) Wang	Chairman of the Board of Directors, Chief Executive Officer, President, principal executive officer	December 19, 2012
Yuejian (James) Wang

/s/ Hernan Grant Welch	Chief Financial Officer, principal financial and accounting officer and director	December 19, 2012
Hernan Grant Welch

/s/ Yuwei Huang	Executive Vice President – Magnesium, director	December 19, 2012
Yuwei Huang

/s/ Kong Tung	President of Golden Magnesium, director	December 19, 2012
Kong Tung

/s/ Adam Wasserman	Director	December 19, 2012
Adam Wasserman